EXHIBIT 99.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Frisch’s Restaurants, Inc., an Ohio corporation (the “Corporation”) and Craig F. Maier (“Maier”) entered into an Employment Agreement (the “Agreement”) dated March 14, 2006 to be effective as of May 28, 2006; and

WHEREAS, the Corporation and Maier have determined that it is in the best interests of the Corporation and Maier to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Agreement, the parties hereby agree to the following modifications of the Agreement to be effective as of May 28, 2006:

1.	Section 4 (c) Stock Options shall be deleted in its entirety and replaced with the following:

“(c) Contribution to Nondeferred Cash Balance Plan. In any year in which the Corporation’s Pre-Tax Earnings equal or exceed 4% of Total Revenue, the Corporation shall make a contribution to the trust established for the benefit of Maier under the Frisch’s Restaurants, Inc. Nondeferred Cash Balance Plan (the “Plan”) as follows:

Pre-Tax Earnings As a Percentage Of Total Revenue	Contribution to the Plan As a Percentage of Salary
At least 4% but less than 5%	18%
At least 5% but less than 6%	37%
At least 6%	55%

All amounts contributed to the Plan by Corporation shall be subject to the terms and conditions of the Plan.

2.	In all other respects, the Agreement shall remain unchanged.

IN WITNESS WHEREOF, Frisch’s Restaurants, Inc. has caused this First Amendment to the Employment Agreement of Craig F. Maier to be executed in its corporate name by Michael E. Conner, its Vice President of Human Resources, thereunto duly authorized by its Board of Directors, and Craig F. Maier has hereunto set his hand this 7th day of June, 2006.

/s/ Craig F. Maier	FRISCH’S RESTAURANTS, Inc.
Craig F. Maier

Dated: June 7, 2006	By:	/s/ Michael E. Conner
Michael E. Conner
Vice President of Human Resources

Dated: June 6, 2006